Exhibit 99.1

NOVADEL ANNOUNCES AGREEMENT WITH DEBT HOLDER TO
CONVERT THEIR NOTES TO EQUITY

Flemington, NJ – January 5, 2010

Novadel Pharma, Inc. (the “Company”) (OTCBB: NVDL) announces it has entered into an amendment agreement with ProQuest Investments L.P. and its affiliates (collectively, “ProQuest”) to convert the outstanding aggregate principal balance of all convertible notes and all liquidated damages notes, in each case, plus all accrued interest, in an aggregate amount equal to $3,657,000 to 23,237,083 shares of the Company’s common stock as of December 31, 2009.

The convertible notes were issued in two tranches on May 30, 2008 and October 17, 2008 in amounts of $1,475,000 and $2,525,000, respectively.  A principal payment of $1,000,000 was made on April 29, 2009 to reduce the aggregate principal amount of the convertible notes issued on May 30, 2008.  The first convertible note had a conversion price of $0.295 per share and the second convertible note had a conversion price of $0.235 per share.  The liquidated damages notes were issued between January 2009 and November 2009 in an aggregate amount of $172,000 for payment of liquidated damages under the stock purchase agreement relating to the registration of shares under the convertible notes.  In addition to the convertible notes and liquidated damages notes, 9,446,809 warrants were issued with exercise prices of 120% of the respective note conversion price.  As consideration for converting all of the notes, the Company agreed to set a conversion price of $0.1574 per share for the notes and to reduce the exercise price of the warrants to $0.1888 per share.

In addition, the amendment agreement also includes the retirement of 220,726 warrants issued previously to ProQuest in past transactions and the reduction of the exercise price for 1,986,536 of other warrants held by ProQuest to $0.1888 per share.

“We are pleased that ProQuest has converted their notes and increased their equity participation in our company,” said Steven B. Ratoff, the Chairman and Interim Chief Executive Officer of the Company.  “We view this agreement as an indication of ProQuest’s confidence in our opportunity to deliver increased shareholder value to all investors.”

As of December 31, 2009, the Company has 88,343,457 shares of common stock issued and outstanding.

About NovaDel Pharma
NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed drugs. The Company’s proprietary technology offers, in comparison to conventional oral dosage forms, the potential for faster absorption of drugs into the bloodstream leading to quicker onset of therapeutic effects and possibly reduced first pass liver metabolism, which may result in lower doses. Oral sprays eliminate the requirement for water or the need to swallow, potentially improving patient convenience and adherence.

NovaDel’s oral spray technology is focused on addressing unmet medical needs for a broad array of existing and future pharmaceutical products. The Company’s most advanced oral spray candidates target angina, nausea, insomnia, migraine headaches and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (OTCBB: NVDL), visit our website at www.novadel.com.

Forward-looking Statements:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the ability of third parties to commercialize the Company’s products, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the Company’s ability to obtain additional required financing to fund its research programs, the ability to commercialize and obtain FDA and other regulatory approvals for products under development, and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. In addition, our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any of our products could materially impact the Company's actual results. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report on Form 10-K and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For more detailed information regarding NovaDel’s 2009 financial results and its product pipeline, please review the Company’s SEC filings on Form 10-Q at the Investor Relations section of www.novadel.com.

Contacts:

Steven B. Ratoff

(908) 782-3431 ext. 2650
Chairman and Interim Chief Executive Officer
NovaDel Pharma Inc.
sratoff@novadel.com